Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-3 of Renasant Corporation of our report dated March 5, 2007 relating to our audits of the consolidated financial statements as of December 31, 2006 and 2005 and for the years then ended and internal control over financial reporting as of December 31, 2006 of Renasant Corporation and its subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” and “Summary Consolidated Financial Data” in such Prospectus.

Jackson, Tennessee

April 20, 2007